Exhibit 99

FOR IMMEDIATE RELEASE:

Virginia Commerce Bancorp, Inc. Reports Continued Earnings Improvement

and Further Reductions In Non-Performing Assets

ARLINGTON, Va., Monday, July 19, 2010—Virginia Commerce Bancorp, Inc. (the “Company”), (Nasdaq: VCBI), parent company of Virginia Commerce Bank (the “Bank”), today reported net income to common stockholders of $4.3 million, or $0.15 per diluted common share, for the second quarter of 2010, compared with a net loss of $6.4 million, or $0.24 per diluted common share, for the same period in 2009. Lower loan loss provisions and a higher net interest margin drove the year-over-year increase in earnings, while non-performing assets and loans 90+ days past due declined $17.2 million during the quarter.

Peter A. Converse, Chief Executive Officer, commented, “It is gratifying to be able to report a third consecutive quarter of improved earnings as well as a meaningful reduction in non-performing assets. We are certainly encouraged by the earnings progress year-to-date as net income available to common stockholders for the six months ended June 30 exceeded $7.5 million as compared to a net loss of $9.6 million for the same period last year. The turnaround continues to benefit from lower provisioning expense and strong core earnings.”

Converse continued, “We remain optimistic that we can sustain the positive metrics that are driving our performance, especially our higher net interest margin and strong efficiency ratio. Additionally, continued progress in working through our problem assets should enable us to realize further reductions in loan loss provisioning and other credit costs. We still feel the most likely case for year-end NPAs and loans 90+ days past due to total assets will be in the 2.00 to 2.50% range.”

“The prospects for enhancing our banking franchise and stockholder value appear to be on the right track. We look forward to taking advantage of market opportunities as the economy strengthens.”

SUMMARY REVIEW OF FINANCIAL PERFORMANCE

Net Income (Loss)

For the three months ended June 30, 2010, the Company recorded net income of $5.6 million. After an effective dividend of $1.3 million to the U.S. Treasury on preferred stock, the Company reported net income to common stockholders of $4.3 million, or $0.15 per diluted common share, compared to a net loss to common stockholders of $6.4 million, or $0.24 per diluted common share, in the second quarter of 2009. For the six months ended June 30, 2010, the Company reported net income to common stockholders of $7.5 million, or $0.26 per diluted common share, compared to a net loss to common stockholders of $9.6 million for the same period in 2009. Earnings improvement for both the three-and six-month periods were attributable to lower provisions for loan losses and a higher net interest margin.

Core operating earnings for the three months ended June 30, 2010, were $14.2 million, up $3.7 million, or 36.1%, compared to $10.5 million for the three months ended June 30, 2009. On a sequential basis, core operating earnings were up $1.8 million for the three months ended June 30, 2010. The Company calculates core operating earnings by excluding taxes, provisions for loan losses, losses on other real estate owned and losses on securities from net income.

Asset Quality and Provisions For Loan Losses

Provisions for loan losses were $4.2 million for the quarter ended June 30, 2010, compared to $18.4 million in the same period in 2009, with total net charge-offs of $4.3 million in the second quarter of 2010 versus $16.9 million for the same period a year ago. For the six months ended June 30, 2010, provisions for loan losses totaled $8.4 million compared to $31.8 million for the prior year period, with 2010 year-to-date net charge-offs of $11.2 million significantly reduced from $29.3 million in the first half of 2009.

Total non-performing assets and loans 90+ days past due declined from $139.6 million at June 30, 2009, to $91.6 million at June 30, 2010, and decreased $17.2 million sequentially from $108.8 million at March 31, 2010. As of June 30, 2010, the allowance for loan losses represented 2.77% of total loans, up slightly from 2.75% at March 31, 2010, with such allowance covering 95.7% of total non-performing loans.

Non-performing loans continue to be concentrated in residential and commercial construction and land development loans in outer sub-markets hardest hit by the residential downturn and commercial and consumer credits experiencing the after shocks in sub-contracting businesses and workforce employment. Overall, as of June 30, 2010, $37.8 million, or 58.0%, of non-performing loans represented acquisition, development and construction (“ADC”) loans, $16.3 million, or 25.1%, represented non-farm, non-residential loans, $5.6 million, or 8.6%, represented commercial and industrial loans and $5.3 million, or 8.1%, represented loans on one-to-four family residential properties.

Charge-offs for the quarter were impacted by $2.5 million in recoveries realized from continued collection activities, the most significant of which totaled $1.9 million relating to the sale of business assets of a retirement community developer to an acquiring entity.

Included in the loan portfolio are loans classified as troubled debt restructurings (“TDRs”) totaling $97.0 million. These loans represent situations in which a modification to the contractual interest rate or repayment structure has been granted to address a financial hardship. These loans make up 4.3% of the total loan portfolio and represent $48.6 million in ADC loans, $31.2 million in non-farm, non-residential real estate loans, $11.8 million in commercial loans and $5.3 million in one-to four family residential loans. TDRs at quarter-end included only one loan in the amount of $624 thousand which was over 30 days past due based upon modified terms.

Net Interest Income

Net interest income of $26.2 million for the second quarter of 2010 was up $4.2 million, or 19.2% over the same quarter last year, due primarily to an increase in the net interest margin from 3.35% in the second quarter of 2009 to 3.89% for the current three-month period. Year-to-date net interest income of $51.0 million was up 19.4%, compared to $42.8 million in 2009. On a sequential basis, the margin was up ten basis points. The year-over-year increases in the net interest margin were driven by lower deposit costs due to significant reductions in the level of time deposits, and increased levels of demand deposits and lower rate interest-bearing transaction accounts. As a result, the average cost of interest-bearing deposits fell from 2.72% in the second quarter of 2009, to 1.89% in the second quarter of 2010, while the yield on interest-earning assets declined only fifteen basis points from 5.65% to 5.50%. Management anticipates the net interest margin will range between 3.7% and 3.9% over the remainder of the year.

Non-Interest Income (Loss)

For the three months ended June 30, 2010, the Company recognized $28 thousand of non-interest income, down from $1.9 million for the three months ended June 30, 2009. The Company recognized a non-interest loss of $283 thousand for the six months ended June 30, 2010, compared to non-interest income of $3.8 million for the same period in 2009. Non-interest income for the second quarter includes $1.1 million in losses on other real estate owned and $668 thousand in impairment losses on securities, while in the second quarter of 2009, non-interest income included $108 thousand in impairment losses on securities and no losses on other real estate owned. Non-interest income generated by service charges and other fees, non-deposit investment services commissions, fees and net gains on mortgage loans held for sale, and gain on sale of securities decreased $287 thousand during the second quarter of 2010 from the first quarter of 2010, and decreased by $839 thousand for the six months ended June 30, 2010, from the same period last year.

Non-Interest Expense

Non-interest expense increased $142 thousand, or 1.0%, from $13.6 million in the second quarter of 2009 to $13.7 million in the second quarter of 2010, and was up $908 thousand, or 3.4%, from $26.6 million for the six months ended June 30, 2009, to $27.5 million year-to-date June 30, 2010. Compared to the first quarter of 2010, non-interest expense was down $61 thousand. The majority of the year-over-year increases were due to higher legal and professional services expenses associated with the collection of non-performing loans and higher expenses on other real estate owned. As a result of a minimal increase in overhead and higher levels of net interest income, the efficiency ratio improved from 56.7% in the second quarter of 2009 to 50.3% in the second quarter of 2010.

Investment Securities

Investment securities increased $70.1 million, or 22.7%, year-over-year to $379.2 million at June 30, 2010, and were up $45.1 million sequentially from March 31, 2010. U.S. Government agency securities, including callable step-up bonds and collateralized mortgage obligations (CMOs) comprised a majority of the increases as slower loan growth and increases in deposits provided higher levels of investable funds. The portfolio contains four pooled trust preferred securities with an amortized cost basis of $6.3 million for which the Bank performs a quarterly analysis for other than temporary impairment due to significantly depressed current market quotes. The analysis includes stress tests on the underlying collateral and cash flow estimates based on the current and projected future levels of deferrals and defaults within each pool. Based on the most recent analysis, the Bank recorded an aggregate impairment loss of $668 thousand on three of the four pools in the second quarter of 2010, and an aggregate of $3.3 million to date.

Loans

Loans, net of allowance for loan losses, decreased $30.0 million, or 1.4%, from $2.22 billion at June 30, 2009, to $2.19 billion at June 30, 2010. Non-farm, non-residential real estate loans increased $98.8 million, or 9.5%, and one-to-four family residential loans increased $49.9 million, or 13.5%, while acquisition, development and construction loans fell by $127.4 million, or 25.2%, and commercial loans were down $42.0 million, or 16.1%. Sequentially, net loans were down $15.2 million, or 0.7%. Year-over-year loan production has been negatively impacted by lower economic activity and demand for credit in both the business and consumer sectors, a reallocation of lending personnel to problem loan identification and resolution and a strategic decision to restrict acquisition, development and construction lending and focus on deposit generation and non-credit products. Lending efforts are being focused on building greater market share in commercial lending, especially in sectors forecast for growth, such as government contract lending, professional practices and associations and select service industries, with strategic hiring, marketing campaigns and calling efforts.

Deposits

For the twelve months ended June 30, 2010, deposits increased $122.6 million, or 5.6%, to $2.31 billion, with demand deposits increasing $14.8 million, or 6.2%, savings and interest-bearing demand deposits increasing by $435.1 million, or 57.3%, and time deposits falling $327.3 million, or 27.5%. Sequentially, deposits rose $14.1 million, or 0.6%, with demand deposits increasing by $22.7 million, or 9.8%, savings and interest-bearing demand accounts growing $106.7 million, or 9.8%, and time deposits decreasing by $115.4 million, or 11.8%. The increases in demand deposits are primarily due to successful deposit gathering efforts led by the Company’s team of eight business development officers who are focused on acquisition and retention of commercial operating funds, cash management services and other related cross-sales. The increases in savings and interest-bearing demand deposits were due primarily to success with the Company’s MEGA Savings and MEGA Checking account products as well as its Premier Interest Checking for non-profits. The declines in time deposits are reflective of lower loan volume requiring lower levels of funding, and strategic pricing of certificates of deposits relative to both the competitive market and the Company’s pricing on interest-bearing transaction accounts. The proportionate share of time deposits to total deposits has declined from a peak of 67.2% at year-end 2008 to 37.4% as of June 30, 2010. Brokered certificates of deposit represent $60.1 million of total time deposits, or 2.6% of total deposits, at June 30, 2010.

Capital Levels and Stockholders’ Equity

Stockholders’ equity decreased $12.7 million, or 5.2%, from $243.0 million at June 30, 2009 to $230.3 million at June 30, 2010, with a net loss to common stockholders of $20.7 million over the twelve-month period, a $5.5 million increase in other comprehensive income related to the investment securities portfolio, and $1.1 million in proceeds and tax benefits related to the exercise of options by Company directors and officers, and stock option expense credits. As a result of these changes, the Company’s Tier 1 capital ratio decreased from 12.72% at June 30, 2009, to 12.13% at June 30, 2010, and its total qualifying capital ratio decreased from 13.97% to 13.38%. The Bank’s ratios declined by similar levels. Sequentially, the Company’s and Bank’s Tier 1 and total qualifying capital ratios are up 22 and 28 basis points, respectively.

RUSSELL 2000® INDEX

The Company also announced that it has been added to the Russell 2000® Index and the Russell 3000® Index in connection with the annual rebalancing of the Russell family of indices by Russell Investments. The annual rebalancing captures the 3,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. The largest 1,000 companies in this ranking comprise the Russell 1000® Index, and the next 2,000 companies become the Russell 2000. The Russell indices are used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.

CONFERENCE CALL

The Company will host a teleconference call for the financial community on July 19, 2010, at 10:00 a.m. Eastern Daylight Time to discuss the second quarter 2010 financial results. The public is invited to listen to this conference call by dialing 866-244-4629 at least 10 minutes prior to the call.

A replay of the conference call will be available from 1:00 p.m. Eastern Daylight Time on July 19, 2010, until 11:59 p.m. Eastern Daylight Time on July 26, 2010. The public is invited to listen to this conference call replay by dialing 888-266-2081 and entering access code 1470538.

ABOUT VIRGINIA COMMERCE BANCORP, INC.

Virginia Commerce Bancorp, Inc. is the parent bank holding company for Virginia Commerce Bank, a Virginia state chartered bank that commenced operations in May 1988. The Bank pursues a traditional community banking strategy, offering a full range of business and consumer banking services through twenty-eight branch offices, one residential mortgage office and one wealth management services office, principally to individuals and small-to-medium size businesses in Northern Virginia and the Metropolitan Washington, D.C. area.

NON-GAAP PRESENTATIONS

The Company prepares its financial statements under accounting principles generally accepted in the United States, or “GAAP”. However, this press release also refers to certain non-GAAP financial measures that we believe, when considered together with GAAP financial measures, provide investors with important information regarding our operational performance. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP.

Core operating earnings is a non-GAAP financial measure that reflects net income excluding taxes, loan loss provisions, losses on other real estate owned and impairment losses on securities from net income. These excluded items are difficult to predict and we believe that core operating earnings provides the Company and investors with a valuable measure of the performance of the Company’s operational performance and a valuable tool to evaluate the Company’s financial results.

The adjusted efficiency ratio is a non-GAAP financial measure that is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis and non-interest income before losses on other real estate owned. We believe that this measure provides investors with important information about our operating efficiency. Comparison of our adjusted efficiency ratio with those of other companies may not be possible because other companies may calculate the adjusted efficiency ratio differently.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies, including but not limited to our outlook on earnings, including our future net interest margin, and statements regarding asset quality, projected growth, capital position, our plans regarding and expected future levels of our non-performing assets, business opportunities in our markets, and general economic conditions. When we use words such as “may”, “will”, “anticipates”, “believes”, “expects”, “plans”, “estimates”, “potential”, “continue”, “should”, and similar words or phrases, you should consider them as indentifying forward-looking statements. These forward-looking statements are not guarantees of future performance. These statements are based upon current and anticipated economic conditions, nationally and in the Company’s market, interest rates and interest rate policy, competitive factors, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this release and the forward-looking statements are based, actual future operations and results may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company’s past results are not necessarily indicative of future performance.

For further information contact:

William K. Beauchesne
Executive Vice President and Chief Financial Officer
(703) 633-6120
wbeauchesne@vcbonline.com

Virginia Commerce Bancorp, Inc.

Financial Highlights

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2010	2009	% Change	2010	2009	% Change
Summary Operating Results:
Interest and dividend income	$37,161	$37,183	-0.1%	$73,888	$74,737	-1.1%
Interest expense	10,940	15,183	-27.9%	22,851	31,980	-28.5%
Net interest income	26,221	22,000	19.2%	51,037	42,757	19.4%
Provision for loan losses	4,200	18,423	-77.2%	8,438	31,813	-73.5%
Non-interest income (charges)	28	1,949	-98.6%	(283)	3,769	-107.5%
Non-interest expense	13,728	13,586	1.0%	27,517	26,609	3.4%
Income (loss) before income taxes	8,321	(8,060)	-203.2%	14,799	(11,896)	-224.4%
Net income (loss)	$5,571	$(5,184)	-207.5%	$10,040	$(7,593)	-232.2%
Effective dividend on preferred stock	1,251	1,251	0.0%	2,502	2,038	22.8%
Net income (loss) available to common stockholders	$4,320	$(6,435)	-167.1%	$7,538	$(9,631)	-178.3%

Performance Ratios:
Return on average assets	0.79%	-0.77%		0.72%	-0.56%
Return on average equity	9.82%	-8.36%		9.01%	-6.11%
Net interest margin	3.89%	3.35%		3.84%	3.25%
Efficiency ratio, adjusted (1)	50.3%	56.7%		52.2%	57.2%

Per Share Data:
Earnings (loss) per common share-basic	$0.16	$(0.24)	166.7%	$0.28	$(0.36)	177.8%
Earnings (loss) per common share-diluted	$0.15	$(0.24)	162.5%	$0.26	$(0.36)	172.2%
Average number of shares outstanding:
Basic	26,945,284	26,691,430		26,939,603	26,693,074
Diluted	28,553,907	26,909,417		28,282,392	27,001,579

	As of June 30,
	2010	2009	% Change	03/31/10	12/31/09
Selected Balance Sheet Data:
Loans, net	$2,187,912	$2,217,945	-1.4%	$2,203,156	$2,210,064
Investment securities	379,212	309,090	22.7%	334,160	348,585
Assets	2,826,807	2,699,494	4.7%	2,803,004	2,725,297
Deposits	2,314,086	2,191,473	5.6%	2,299,989	2,229,327
Stockholders’ equity	230,331	243,013	-5.2%	224,259	218,868
Book value per common share	$5.91	$6.44	-8.2%	$5.69	$5.53

Capital Ratios (% of risk weighted assets):
Tier 1 capital:
Company	12.13%	12.72%		11.91%	11.48%
Bank	12.09%	12.68%		11.81%	11.41%
Total qualifying capital:
Company	13.38%	13.97%		13.16%	12.73%
Bank	13.34%	13.93%		13.06%	12.66%
Tier 1 leverage:
Company	10.37%	11.39%		10.34%	10.29%
Bank	10.36%	11.35%		10.29%	10.23%
Tangible common equity:
Company	5.86%	6.66%		5.70%	5.68%
Bank	10.39%	11.34%		10.20%	10.32%

(1)	Computed by dividing non-interest expense by the sum of net interest income on a tax-equivalent basis using a 35% rate and non-interest income before losses on other real estate owned.

	As of June 30,
	2010	2009	03/31/10	12/31/09
Asset Quality:
Non-performing assets:
Non-accrual loans:
Commercial	$5,346	$12,259	$9,931	$6,929
Real estate-one-to-four family residential:
Closed end first and seconds	4,369	3,843	4,610	5,769
Home equity lines	630	494	693	420

Total Real estate-one-to-four family residential	$4,999	$4,337	$5,303	$6,189
Real estate-multi-family residential	—	—	—	—
Real estate-non-farm, non-residential:
Owner Occupied	8,045	6,462	9,019	8,600
Non-owner occupied	8,298	8,460	14,871	6,506

Total Real estate-non-farm, non-residential	$16,343	$14,922	$23,890	$15,106
Real estate-construction:
Residential-Owner Occupied	—	2,389	—	517
Residential-Builder	30,877	53,251	36,078	30,110
Commercial	6,911	18,955	6,911	6,911

Total Real estate-construction:	$37,788	$74,595	$42,989	$37,538
Consumer	122	23	119	47

Total Non-accrual loans	64,598	106,136	$82,232	$65,809
OREO	26,477	28,198	26,269	28,499

Total non-performing assets	$91,075	$134,334	$108,501	$94,308

Loans 90+ days past due and still accruing:
Commercial	$264	$251	$45	$3,797
Real estate-one-to-four family residential:
Closed end first and seconds	280	482	238	—
Home equity lines	—	—	—	—

Total Real estate-one-to-four family residential	$280	$482	$238	$—
Real estate-multi-family residential	—	1,506	—	—
Real estate-non-farm, non-residential:
Owner Occupied	—	—	—	—
Non-owner occupied	—	703	—	—

Total Real estate-non-farm, non-residential	$—	$703	$—	$—
Real estate-construction:
Residential-Owner Occupied	—	—	—	—
Residential-Builder	—	2,290	26	26
Commercial	—	—	—	—

Total Real estate-construction:	$—	$2,290	$26	$26
Consumer	—	—	9	3

Total loans 90+ days past due and still accruing	$544	$5,232	$318	$3,826

Total non-performing assets and past due loans	$91,619	$139,566	$108,819	$98,134

Troubled debt restructurings	$96,976	$31,787	$80,993	$71,885

Non-performing assets to
total loans:	4.04%	5.94%	4.78%	4.14%
to total assets:	3.22%	4.98%	3.87%	3.46%

Non-performing assets and past due loans to
total loans:	4.06%	6.18%	4.79%	4.31%
to total assets:	3.24%	5.17%	3.88%	3.60%
Allowance for loan losses to total loans	2.77%	1.72%	2.75%	2.86%
Allowance for loan losses to non-performing loans	95.71%	35.00%	75.60%	93.56%

Total allowance for loan losses	$62,345	$38,978	$62,407	$65,152

	As of June 30,
	2010	2009	03/31/10	12/31/09
Loans 30 to 89 days past due
Commercial	$73	$3,442	$393	$866
Real estate-one-to-four family residential:
Closed end first and seconds	3,374	6,317	1,233	352
Home equity lines	830	559	3,225	139

Total Real estate-one-to-four family residential	$4,204	$6,876	$4,458	$491
Real estate-multi-family residential	—	—	—	—
Real estate-non-farm, non-residential:
Owner Occupied	1,612	3,932	2,184	1,854
Non-owner occupied	2,129	4,749	5,277	—

Total Real estate-non-farm, non-residential	$3,741	$8,681	$7,461	$1,854
Real estate-construction:
Residential-Owner Occupied	—	—	—	—
Residential-Builder	2,270	—	1,079	1,370
Commercial	—	—	—	—

Total real estate-construction:	$2,270	$—	$1,079	$1,370
Farmland	—	—	—	—
Consumer	55	244	110	141

Total loans 30 to 89 days past due	$10,343	$19,243	$13,501	$4,722

	For six months ended June 30,		For three months ended	For twelve months ended
	2010	2009	03/31/10	12/31/09
Net charge-offs
Commercial	$3,748	$3,176	$2,491	$15,578
Real estate-one-to-four family residential:
Closed end first and seconds	2,249	1,156	1,964	1,825
Home equity lines	88	824	(14)	1,465

Total Real estate-one-to-four family residential	$2,337	$1,980	$1,950	$3,290
Real estate-multi-family residential	—	—	—	—
Real estate-non-farm, non-residential:
Owner Occupied	1,273	211	760	1,901
Non-owner occupied	1,336	—	188	58

Total Real estate-non-farm, non-residential	$2,609	$211	$948	$1,959
Real estate-construction:
Residential-Owner Occupied	116	702	116	1,012
Residential-Builder	2,581	12,896	953	17,556
Commercial	(283)	10,223	(125)	13,492

Total real estate-construction:	$2,414	$23,821	$944	$32,060
Farmland	—	—	—	—
Consumer	138	122	650	349

Total net charge-offs	$11,246	$29,310	$6,983	$53,236
Net charge-offs to average loans outstanding	0.49%	1.27%	0.31%	2.34%

Total provision for loan losses	$8,438	$31,813	$4,238	$81,913

	As of June 30,
	2010	2009	% Change	03/31/10	% Change
Loan Portfolio:
Commercial	$217,859	$259,812	-16.1%	$224,498	-2.9%
Real estate-one to four family residential:
Closed end first and seconds	284,118	236,523	20.1%	278,708	1.9%
Home equity lines	135,508	133,176	1.8%	134,638	0.6%

Total Real estate-one-to-four family residential	$419,626	$369,699	13.5%	$413,346	1.5%
Real estate-multifamily residential	84,453	69,616	21.3%	72,560	16.4%
Real estate-non-farm, non-residential:
Owner Occupied	483,032	428,372	12.8%	464,338	4.0%
Non-owner occupied	657,957	613,825	7.2%	659,687	-0.3%

Total Real estate-non-farm, non-residential	$1,140,989	$1,042,197	9.5%	$1,124,025	1.5%
Real estate-construction:
Residential-Owner Occupied	16,792	23,047	-27.1%	17,707	-5.2%
Residential-Builder	182,962	259,370	-29.5%	210,600	-13.1%
Commercial	179,192	223,916	-20.0%	194,019	-7.6%

Total Real estate-construction:	$378,946	$506,333	-25.2%	$422,326	-10.3%
Farmland	2,299	2,678	-14.2%	2,673	-14.0%
Consumer	9,969	10,532	-5.3%	10,014	-0.5%

Total loans	$2,254,141	$2,260,867	-0.3%	$2,269,442	-0.7%
Less unearned income	3,884	3,944	-1.5%	3,879	0.1%
Less allowance for loan losses	62,345	38,978	59.9%	62,407	-0.1%

Loans, net	$2,187,912	$2,217,945	-1.4%	$2,203,156	-0.7%

Residential, Acquisition, Development and Construction

	As of June 30, 2010
	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
By County/Jurisdiction of Origination:
District of Columbia	$4,523	2.3%	$—	—	—
Montgomery, MD	6,459	3.2%	5,157	2.6%	0.5%
Prince Georges, MD	21,830	10.9%	1,390	0.7%	—
Other Counties in MD	5,081	2.5%	—	—	0.1%
Arlington/Alexandria, VA	36,958	18.5%	3,669	1.8%	—
Fairfax, VA	48,462	24.4%	4,301	2.2%	0.5%
Culpeper/Fauquier, VA	4,453	2.2%	3,368	1.7%	0.2%
Frederick, VA	6,281	3.1%	6,250	3.1%	—
Loudoun, VA	27,784	13.9%	770	0.4%	—
Prince William, VA	7,294	3.7%	1,073	0.5%	—
Spotsylvania, VA	562	0.3%	—	—	—
Stafford, VA	22,684	11.3%	4,899	2.5%	—
Other Counties in VA	6,217	3.1%	—	—	—
Outside VA, D.C. & MD	1,166	0.6%	—	—	—

	$199,754	100.0%	$30,877	15.5%	1.3%

Commercial, Acquisition, Development and Construction

	As of June 30, 2010
	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
By County/Jurisdiction of Origination:
District of Columbia	$16,611	9.3%	$—	—	—
Montgomery, MD	1,385	0.8%	—	—	—
Prince Georges, MD	12,175	6.7%	—	—	—
Other Counties in MD	9,447	5.3%	—	—	—
Arlington/Alexandria, VA	9,312	5.2%	—	—	—
Fairfax, VA	20,994	11.6%	—	—	-0.2%
Culpeper/Fauquier, VA	3,020	1.7%	—	—	—
Henrico, VA	833	0.5%	—	—	—
Loudoun, VA	32,749	18.2%	4,797	2.7%	—
Prince William, VA	37,730	21.1%	2,114	1.2%	—
Spotsylvania, VA	2,698	1.5%	—	—	—
Stafford, VA	30,026	16.8%	—	—	—
Other Counties in VA	1,562	0.9%	—	—	—
Outside VA, D.C. & MD	650	0.4%	—	—	—

	$179,192	100.0%	$6,911	3.9%	-0.2%

Non-Farm/Non-Residential

	As of June 30, 2010
	Total Outstandings	Percentage of Total	Non-accrual Loans	Non-accruals as a % of Outstandings	Net charge- offs as a % of Outstandings
By County/Jurisdiction of Origination:
District of Columbia	$76,241	6.7%	$—	—	—
Montgomery, MD	36,032	3.2%	7,575	0.7%	0.1%
Prince Georges, MD	59,064	5.2%	1,128	0.1%	—
Other Counties in MD	47,499	4.2%	—	—	—
Arlington/Alexandria, VA	182,539	16.0%	3,945	0.3%	—
Fairfax, VA	275,441	24.1%	—	—	—
Culpeper/Fauquier, VA	6,189	0.5%	—	—	—
Frederick, VA	6,347	0.6%	—	—	—
Henrico, VA	30,860	2.7%	1,500	0.1%	—
Loudoun, VA	111,867	9.8%	628	0.1%	0.1%
Prince William, VA	198,419	17.4%	1,341	0.1%	—
Spotsylvania, VA	19,951	1.7%	—	—	—
Stafford, VA	21,950	1.9%	—	—	—
Other Counties in VA	58,468	5.1%	226	0.0%	—
Outside VA, MD & DC	10,122	0.9%	—	—	—

	$1,140,989	100.0%	$16,343	1.4%	0.2%

Of this total of $1.1 billion in non-farm/non-residential real estate loans, approximately $37.7 million will mature in 2010, $59.1 million in 2011 and $60.3 million in 2012.

	As of June 30,
	2010	2009	% Change	3/31/10	% Change

Investment Securities (at book value):
Available-for-sale:
U.S. Government Agency obligations	$277,282	$204,896	35.3%	$234,811	18.1%
Pooled trust preferred securities	1,481	1,864	-20.5%	1,772	-16.4%
Obligations of states and political subdivisions	57,249	40,219	42.3%	43,209	32.5%

	$336,012	$246,979	36.0%	$279,792	20.1%

Held-to-maturity:
U.S. Government Agency obligations	$9,556	$15,258	-37.4%	$10,906	-12.4%
Obligations of states and political subdivisions	33,644	46,853	-28.2%	43,462	-22.6%

	$43,200	$62,111	-30.4%	$54,368	-20.5%

Virginia Commerce Bancorp, Inc.

Consolidated Balance Sheets

(Dollars in thousands, except per share data)

As of June 30,

(Unaudited)

	2010	2009
Assets
Cash and due from banks	$29,026	$31,693
Investment securities (fair value: 2010, $380,247; 2009, $310,348)	379,212	309,090
Restricted stocks, at cost	11,752	11,752
Federal funds sold	91,502	22,999
Loans held-for-sale	9,620	12,940
Loans, net of allowance for loan losses of $62,345 in 2010 and $38,978 in 2009	2,187,912	2,217,945
Bank premises and equipment, net	12,738	14,601
Accrued interest receivable	10,317	9,826
Other real estate owned, net of valuation allowance of $5,871 in 2010, and $0 in 2009	26,477	28,198
Other assets	68,251	40,050

Total assets	$2,826,807	$2,699,494

Liabilities and Stockholders’ Equity
Deposits
Demand deposits	$254,475	$239,658
Savings and interest-bearing demand deposits	1,194,985	759,861
Time deposits	864,626	1,191,954

Total deposits	$2,314,086	$2,191,473
Securities sold under agreement to repurchase and federal funds purchased	183,456	165,730
Other borrowed funds	25,000	25,000
Trust preferred capital notes	66,185	65,929
Accrued interest payable	3,293	5,237
Other liabilities	4,456	3,112

Total liabilities	$2,596,476	$2,456,481
Stockholders’ Equity
Preferred stock, net of discount, $1.00 par, 1,000,000 shares authorized, Series A; $1,000.00 stated value; 71,000 issued and outstanding	$64,719	$63,267
Common stock, $1.00 par, 50,000,000 shares authorized, issued and outstanding 2010, 26,949,173 including 9,335 in unvested restricted stock issued; 2009, 26,693,074	26,940	26,693
Surplus	97,061	96,200
Warrants	8,520	8,520
Retained earnings	30,210	50,904
Accumulated other comprehensive income (loss), net	2,881	(2,571)

Total stockholders’ equity	$230,331	$243,013

Total liabilities and stockholders’ equity	$2,826,807	$2,699,494

Virginia Commerce Bancorp, Inc.

Consolidated Statements of Operations

(Dollars in thousands except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Interest and dividend income:
Interest and fees on loans	$33,236	$33,186	$66,141	$66,629
Interest and dividends on investment securities:
Taxable	3,311	3,495	6,591	7,157
Tax-exempt	476	406	902	751
Dividends on restricted stocks	88	84	176	168
Interest on federal funds sold	50	12	78	32

Total interest and dividend income	$37,161	$37,183	$73,888	$74,737

Interest expense:
Deposits	$8,431	$12,796	$17,859	$27,427
Securities sold under agreement to repurchase and federal funds purchased	1,010	835	1,999	1,455
Other borrowed funds	268	269	534	534
Trust preferred capital notes	1,231	1,283	2,459	2,564

Total interest expense	$10,940	$15,183	$22,851	$31,980

Net interest income	$26,221	$22,000	$51,037	$42,757
Provision for loan losses	4,200	18,423	8,438	31,813

Net interest income after provision for loan losses	$22,021	$3,577	$42,599	$10,944

Non-interest income (charges):
Service charges and other fees	$838	$903	$1,714	$1,790
Non-deposit investment services commissions	178	122	307	279
Fees and net gains on loans held-for-sale	483	952	829	1,759
Loss on other real estate owned	(1,060)	—	(1,978)	—
Gain on sale of securities	139	—	139	—
Impairment loss on securities	(668)	(108)	(1,519)	(138)
Other	118	80	225	79

Total non-interest income (charges)	$28	$1,949	$(283)	$3,769

Non-interest expense:
Salaries and employee benefits	$5,991	$5,694	$11,986	$11,615
Occupancy expense	2,410	2,437	5,120	5,204
FDIC insurance	1,332	1,884	2,641	2,796
Franchise tax expense	718	775	1,435	1,550
Data processing expense	579	576	1,253	1,176
Other operating expense	2,698	2,220	5,082	4,268

Total non-interest expense	$13,728	$13,586	$27,517	$26,609

Income (loss) before taxes	$8,321	$(8,060)	$14,799	$(11,896)
Provision (benefit) for income taxes	2,750	(2,876)	4,759	(4,303)

Net income (loss)	$5,571	$(5,184)	$10,040	$(7,593)

Effective dividend on preferred stock	1,251	1,251	2,502	2,038

Net income (loss) available to common stockholders	$4,320	$(6,435)	$7,538	$(9,631)
Earnings (loss) per common share, basic	$0.16	$(0.24)	$0.28	$(0.36)
Earnings (loss) per common share, diluted	$0.15	$(0.24)	$0.26	$(0.36)

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Three Months Ended June 30,

(Unaudited)

	2010			2009
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$362,411	$3,787	4.30%	$322,735	$3,901	5.02%
Restricted stock	11,752	88	3.00%	11,752	84	2.87%
Loans, net of unearned income (2)	2,266,145	33,236	5.89%	2,294,007	33,186	5.81%
Interest-bearing deposits in other banks	186	—	0.06%	79	—	0.12%
Federal funds sold	85,797	50	0.23%	27,400	12	0.17%

Total interest-earning assets	$2,726,291	$37,161	5.50%	$2,655,973	$37,183	5.65%
Other assets	87,131			60,769

Total Assets	$2,813,422			$2,716,742

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$369,336	$817	0.89%	$229,785	$717	1.25%
Money market accounts	155,482	479	1.23%	160,923	573	1.43%
Savings accounts	638,407	2,480	1.56%	304,347	1,720	2.27%
Time deposits	885,828	4,655	2.11%	1,264,340	9,786	3.10%

Total interest-bearing deposits	$2,049,053	$8,431	1.65%	$1,959,395	$12,796	2.62%
Securities sold under agreement to repurchase and federal funds purchased	185,343	1,010	2.18%	187,897	835	1.78%
Other borrowed funds	25,000	268	4.25%	25,000	269	4.25%
Trust preferred capital notes	66,154	1,231	7.36%	65,898	1,283	7.70%

Total interest-bearing liabilities	$2,325,550	$10,940	1.89%	$2,238,190	$15,183	2.72%
Demand deposits	245,196			220,247
Other liabilities	15,089			9,634

Total liabilities	$2,585,835			$2,468,071
Stockholders’ equity	227,587			248,671

Total liabilities and stockholders’ equity	$2,813,422			$2,716,742

Interest rate spread			3.61%			2.93%
Net interest income and margin		$26,221	3.89%		$22,000	3.35%

(1)	Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.
(2)	Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $539 thousand and $892 thousand for the three months ended June 30, 2010 and 2009, respectively.

Virginia Commerce Bancorp, Inc.

Consolidated Average Balances, Yields, and Rates

Six Months Ended June 30,

(Unaudited)

	2010			2009
(Dollars in thousands)	Average Balance	Interest Income- Expense	Average Yields /Rates	Average Balance	Interest Income- Expense	Average Yields /Rates
Assets
Securities (1)	$350,391	$7,493	4.42%	$325,244	$7,908	5.06%
Restricted stock	11,752	176	3.02%	11,423	168	2.96%
Loans, net of unearned income (2)	2,273,538	66,141	5.88%	2,303,301	66,629	5.84%
Interest-bearing deposits in other banks	114	—	0.07%	91	—	0.12%
Federal funds sold	67,367	78	0.23%	34,354	32	0.18%

Total interest-earning assets	$2,703,162	$73,888	5.54%	$2,674,413	$74,737	5.66%
Other assets	87,845			57,320

Total Assets	$2,791,007			$2,731,733

Liabilities and Stockholders’ Equity
Interest-bearing deposits:
NOW accounts	$325,483	$1,630	1.01%	$210,409	$1,326	1.27%
Money market accounts	151,070	971	1.30%	155,362	1,151	1.49%
Savings accounts	621,150	4,977	1.62%	273,059	3,159	2.33%
Time deposits	943,597	10,281	2.20%	1,343,894	21,791	3.27%

Total interest-bearing deposits	$2,041,300	$17,859	1.76%	$1,982,724	$27,427	2.79%
Securities sold under agreement to repurchase and federal funds purchased	183,659	1,999	2.19%	186,561	1,455	1.57%
Other borrowed funds	25,000	534	4.25%	25,000	534	4.25%
Trust preferred capital notes	66,122	2,459	7.39%	65,865	2,564	7.74%

Total interest-bearing liabilities	$2,316,081	$22,851	1.99%	$2,260,150	$31,980	2.85%
Demand deposits	234,795			209,980
Other liabilities	15,333			11,025

Total liabilities	$2,566,209			$2,481,155
Stockholders’ equity	224,798			250,578

Total liabilities and stockholders’ equity	$2,791,007			$2,731,733

Interest rate spread			3.55%			2.81%
Net interest income and margin		$51,037	3.84%		$42,757	3.25%

(1)	Yields on securities available-for-sale have been calculated on the basis of historical cost and do not give effect to changes in the fair value of those securities, which are reflected as a component of stockholders’ equity. Average yields on securities are stated on a tax equivalent basis, using a 35% rate.
(2)	Loans placed on non-accrual status are included in the average balances. Net loan fees and late charges included in interest income on loans totaled $1.3 million and $1.7 million for the six months ended June 30, 2010 and 2009, respectively.